Exhibit 5.1

October 19, 2017
The Directors	Our reference GAFFNEA.7374487.00030
Prima BioMed Ltd
Level 12
95 Pitt Street
SYDNEY NSW 2000

Dear Directors

Form F-3 Registration Statement

We have acted as Australian legal counsel for Prima BioMed Ltd ACN 009 237 889, a company incorporated under the laws of the Commonwealth of Australia (“Company”), in connection with its filing of a registration statement on Form F-3 (“Registration Statement”) under the Securities Act of 1933 (USA), as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”).

The Registration Statement relates to the proposed offer and sale by the selling shareholders identified therein, from time to time, as set out in the prospectus contained in the Registration Statement (as may be amended or supplemented, “Prospectus”), of 197,345,100 fully paid ordinary shares without par value of the Company (“Shares”) represented by 1,973,451 American Depositary Shares (“ADSs”), each representing 100 Shares. The ADSs are issuable upon exercise of the Company’s American Depositary Share Purchase Warrants issued to such selling shareholders on July 5, 2017 (“Warrants”).

Assumptions in providing our opinion

As to various questions of fact relevant to this opinion, we have relied on and assumed the accuracy of, without independent verification:

•	an online search of the Company on the Australian Securities and Investments Commission (“ASIC”) records dated 17 October 2017 (“ASIC search”).

We have relied conclusively on a copy of the Company’s Constitution as provided to us by the Company as well as the form of warrant from which the Warrants were issued. For the purpose of the opinions set out below, we have also assumed, with your agreement and without independent investigation or verification:

(a)	the genuineness of all signatures and the authenticity of all documents, instruments and certificates submitted to us as originals and the exact conformity with the authentic originals of all documents, instruments and certificates submitted to us as copies or forms or originals;

(b)	that each party to each document has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations there under;

(c)	all matters of internal management required by the constitution of each of the parties to the relevant documents have been duly attended to (including, without limitation, the holding of properly constituted meetings of the boards of directors of each of those parties and the passing at those meetings of appropriate resolutions);

(d)	that any documents which purport to be governed by the law of any jurisdiction other than the federal and state laws of the Commonwealth of Australia are legal, valid and binding obligations on all of the parties thereto and under the applicable law and that none of the execution, delivery or performance of any document by any party thereto violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the federal and state laws of the Commonwealth of Australia;

K&L Gates LLP GPO Box 4388 Melbourne VIC 3001 DX 405 Melbourne	Level 25 South Tower 525 Collins Street Melbourne VIC 3000 Australia telephone: +61 3 9205 2000 facsimile: +61 3 9205 2055	Partner Andrew Gaffney telephone: +61 3 9640 4329 andrew.gaffney@klgates.com

Prima BioMed Ltd October 19, 2017	2

(e)	no party has contravened or will contravene any provision of the Australian Corporations Act 2001 (including Chapter 2E or Chapter 2J or Chapter 6) (“Corporations Act”) by entering into the Registration Statement (including the Prospectus) or giving effect to a transaction in connection with the Registration Statement (including the Prospectus) or undertaking or being involved in a transaction related to or connected with the Registration Statement (including the Prospectus);

(f)	the Company will not engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive or which is likely to mislead or deceive in relation to the issuance or sale of Shares or ADS;

(g)	there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the issuance or sale of Shares or ADS;

(h)	all information provided to us by or on behalf of officers of the Company was true, correct and complete when provided and remains so at the date of this letter, containing all information required, without us making any separate enquiry or investigation other than viewing the ASIC search (see above), in order for us to provide this opinion;

(i)	the Company will at all times duly comply with all its obligations under the Corporations Act, the ASX Listing Rules and otherwise required by law, including the lodgment of an Appendix 3B and a cleansing notice under Section 708A(5) of the Corporations Act upon each issue of securities under the Registration Statement (including the Prospectus) or otherwise as permitted under Part 6D.2 of the Corporations Act;

(j)	the Company is and will be able to pay its debts as and when they fall due and is otherwise solvent as at the time the Shares or ADS are issued or sold; and

(k)	the ASIC search we have examined is accurate and that the information disclosed by the search conducted by us is true and complete and that such information has not since then been altered and that such search did not fail to disclose any information which had been delivered for registration or filing against the Company’s records but which did not appear on the public records at the date of our search.

Opinion

Based on and subject to the foregoing and in reliance thereof, in our opinion, the Shares when issued and sold against payment therefor pursuant to the terms and conditions of the Warrants will be duly authorized and validly issued, fully paid and non-assessable securities of the Company.

This opinion is limited to the federal and state laws of the Commonwealth of Australia and no opinion or representation is given in respect of the application of any foreign laws to the issue or transfer of the securities or the contents or generally the compliance of the Registration Statement (including the Prospectus) with any applicable US laws.

Applicability

This opinion is given as at the date of this letter and we undertake no obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or individual decisions) that may occur or come to our attention after the date of this letter which may affect our opinion.

We consent to incorporation by reference of this opinion in the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement, and we consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully

/s/ Andrew Gaffney
Andrew Gaffney